EXHIBIT 3.10

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION
OF
CLASS B PREFERRED STOCK
OF

COOL TECHNOLOGIES INC.

Pursuant to Section 78.1955 of Chapter 78

of the Nevada Revised Statutes of the State of Nevada

The following resolution was duly adopted by the Board of Directors of Cool Technologies, Inc., a Nevada corporation (the “Corporation”), pursuant to the provisions of Section 78.1955 of Chapter 78 of the Nevada Revised Statutes of the State of Nevada, by unanimous written consent on October 7, 2016:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Articles of Incorporation, by resolution or resolutions to divide the Corporation’s Fifteen Million (15,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), into series, to designate each series, to fix and determine separately for each series any one or more rights or preferences including the rate of dividends, the price at and the terms and conditions on which shares may be redeemed, the amount payable upon shares in the event of involuntary liquidation, the amount payable upon shares in the event of voluntary liquidation, sinking fund provisions for the redemption or purchase of shares, the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and voting rights, and to issue shares of any series then or previously designated, fixed and determined; and

WHEREAS, on April 19, 2016, the Corporation filed a Certificate of Designation authorizing the designation of Fourteen Million Five Hundred Thousand (14,500,000) shares of Series B Preferred Stock;

WHEREAS, on August 12, 2016, the Corporation filed an Certificate of Amendment to the Certificate of Designation for the Series B Preferred Stock;

WHEREAS,  the Corporation now desires to amend and restate the Certificate of Designation of the Series B Preferred Stock in its entirety in accordance with the terms hereof;

NOW, THEREFORE, BE IT RESOLVED, that it is the desire of the Board of Directors of the Corporation and the holders of all the issued and outstanding shares of Series B Preferred Stock, pursuant to their respective authority as aforesaid, to amend and restate and authorize and fix the terms of the Series B Preferred Stock and the number of shares constituting such series, as follows:

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(1) Designation. The designation of the series of preferred stock created hereby shall be “Class B Preferred Stock” (the “Class B Preferred Stock”) and the number of shares constituting the Class B Preferred Stock shall be 3,636,360 shares, par value $0.001 per share.

(2) Voting Rights. The holders of shares of Class B Preferred Stock shall be entitled to the following voting rights, subject to Section 2(d) below:

(a) The holders of record of shares of Class B Preferred Stock shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock have the right to vote. For so long as the Series B Preferred Stock is issued and outstanding, the holders of Series B Preferred Stock shall vote together as a single class with the holders of the Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series B Preferred Stock being entitled to sixty-six and two-thirds percent (66 2/3%) of the total votes on all such matters, regardless of the actual number of shares of Series B Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 34% of the total votes based on their respective voting power.

(b) A special meeting of holders of the Class B Preferred Stock (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Corporation on which the holders of the Class B Preferred Stock are entitled to vote as a separate class by law or pursuant to this Section 2 may be called by the President of the Corporation or by the holder(s) of sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of Class B Preferred Stock on written notice to the address of each holder thereof as it appears on the records of the Corporation deposited in the U.S. mail, all charges prepaid, at least ten (10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of the Class B Preferred Stock entitled to vote by written consent or at a meeting shall be set by the Corporation’s Board of Directors, and only holders who are holding of record on the stock book of the Corporation on that date will be entitled to participate in such vote. Whenever holders of Class B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At any time at which any share of Class B Preferred Stock has been issued and is outstanding, no proposal for the Corporation to take any action described in this paragraph (b) shall be adopted, nor shall the Corporation be authorized to take any such action, unless the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Preferred Stock voting as a separate class vote in favor of such proposal.

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(c) Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each holder of the Class B Preferred Stock.

(d) In the event of the death of a holder of the Class B Preferred Stock, or a liquidation, winding up or bankruptcy of a holder which is an entity, all voting rights of the Class B Preferred Stock shall cease.

(3) Dividends. The Class B Preferred Stock will not bear dividends.

(4) Liquidation. The holder of Class B Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

(5) Conversion. (a) The holder of any shares of Class B Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into Common Stock, in a conversion ratio of one share of Common Stock for each share of Class B Preferred Stock.

(b) The holder of any shares of Class B Preferred Stock may exercise the conversion rights set forth herein by delivering to the Corporation or any transfer agent of the Corporation for the Class B Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it) (or such holder shall notify the Corporation or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of common stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the “Conversion Date”).

(c) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Class B Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Class B Preferred Stock shall be surrendered or deemed surrendered as provided above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Class B Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Class B Preferred Stock (after aggregating all shares of Class B Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

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(e) Notwithstanding anything provided herein to the contrary, if the Corporation’s Common Stock trades or is quoted at a price per share in excess of $2.25 for any twenty (20) consecutive day trading period, (subject to appropriate adjustment for forward or reverse stock splits, recapitalizations, stock dividends and the like), the Class B Preferred Stock shall automatically be convertible into the Common Stock of the Corporation in a conversion ratio of one share of Common Stock for each share of Class B Preferred Stock. Within five (5) trading days after the end of any such 20-day period, the Corporation will deliver to all holders of Class B Preferred Stock a stock certificate representing the number of shares of Common Stock to which such holder shall be entitled to receive hereunder, whereupon the Class B Preferred Stock shall have no further rights or designations.

(6) Restriction on Transferability. The shares of the Class B Preferred Stock held by the holders of the Class B Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the express prior written consent of the Corporation and the holders of the outstanding Class B Preferred Stock.

(7) Other Preferences. The shares of the Class B Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Corporation.

IN WITNESS WHEREOF, Cool Technologies, Inc. has caused this certificate to be signed by its President and attested by its Secretary this 26th day of October, 2016.

COOL TECHNOLOGIES, INC.

By:	/s/ Timothy Hassett
Name:	Timothy Hassett
Title:	Chairman and CEO

ATTEST:

By:	/s/ Judson Bibb
Name:	Judson Bibb
Title:	Secretary

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